UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/22/2010

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

435 Devon Park Drive
Building 500,
Wayne, PA, 19087
USA
(Address of principal executive offices, including zip code)

610-989-4208
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Encorium Group, Inc. (the "Company") received a NASDAQ staff determination letter on April 22, 2010 notifying the Company that it did not comply with the minimum $2,500,000 stockholders' equity requirement for continued listing on The Nasdaq Capital Market as set forth in Listing Rule 5550(b)(1).

As previously disclosed, on August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, NASDAQ determined that the Company's stockholders' equity did not comply with the minimum $2.5 million stockholders' equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Listing Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified the Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance, the Company's common stock may be subject to delisting. As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which fails to meet the $2.5 million minimum stockholders' equity requirement.

The determination letter states that the Company's appeal of the delisting determination must be made to a NASDAQ Listing Qualification Panel by submitting a hearing request on or before 4:00 p.m. Eastern Time on April 29, 2010 and that a hearing request will stay the suspension of the Company's securities and the filing of the Form 25-NSE pending the Panel's decision. The Company intends to timely submit a hearing request and to present its plan of compliance in support of the Company's position at the hearing. The Company is currently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing. However, there can be no assurances that the Panel will grant a request for a hearing or that the Company will be able to successfully argue in support of its position.

Item 9.01.    Financial Statements and Exhibits

(b) Exhibits
99.1 Press Release dated April 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: April 28, 2010	By:	/s/ Philip L. Calamia
Philip L. Calamia
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated April 28, 2010